SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [   ]
--------------------------------------------------------------------------------
Check the appropriate box:
[   ]   Preliminary Proxy Statement
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[   ]   Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))

                           THERMO ELECTRON CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee  required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          4)   Proposed maximum aggregate value of transaction:

          5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

[Thermo Logo]
81 Wyman Street
P.O. Box 9046
Waltham, MA 02454-9046


                                                                  April 11, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of the Stockholders of Thermo Electron Corporation. Your board of directors and management look forward to greeting personally those stockholders able to attend.

     Our Annual Report for the year ended December 29, 2001, is enclosed. I hope you will read it carefully. Please feel free to forward any questions you may have if you are unable to attend the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Company to vote your shares for you if you do not attend the meeting. It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

     On behalf of the board of directors, thank you for your cooperation and continued support.



                                Yours very truly,


                                /s/ Dick Syron

                                RICHARD F. SYRON
                                Chairman and Chief Executive Officer



                             YOUR VOTE IS IMPORTANT.



                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

[Thermo Logo]
81 Wyman Street
P.O. Box 9046
Waltham, MA 02454-9046

                                                                  April 11, 2002


To the Holders of the Common Stock of
THERMO ELECTRON CORPORATION


                            NOTICE OF ANNUAL MEETING



     The 2002 Annual Meeting of the Stockholders of Thermo Electron Corporation ("Thermo Electron" or the "Company") will be held on Wednesday, May 15, 2002, at 3:30 p.m. in the Auditorium of the Fleet Conference Center, 100 Federal Street, First Floor, Boston, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1. Election of three directors, comprising the class of directors to be elected for a three-year term expiring in the year 2005.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Company will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the stockholders entitled to notice of and to vote at the meeting is April 1, 2002.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Enclosed is a proxy authorizing three officers of the Company to vote your shares as you instruct. Whether or not you are able to be present in person, please promptly sign the enclosed proxy and return it to our transfer agent in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.



                                        /s/ Seth H. Hoogasian

                                        SETH H. HOOGASIAN
                                        Vice President, General Counsel and
                                        Secretary

                                 PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Electron Corporation ("Thermo Electron" or the "Company") for use at the 2002 Annual Meeting of the Stockholders to be held on Wednesday, May 15, 2002, at 3:30 p.m. in the Auditorium of the Fleet Conference Center, 100 Federal Street, First Floor, Boston, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Company is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046. This proxy statement and the enclosed proxy were first furnished to stockholders of the Company on or about April 11, 2002.



                                VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of three directors, constituting the class of directors to be elected for a three-year term expiring in 2005.

     The representation in person or by proxy of a majority of the outstanding shares of common stock, $1.00 par value, of the Company ("Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business. Shares can be voted only if the stockholder is present in person or is represented by returning a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters that may properly come before the meeting.

     Nominees for election as directors at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. As to the election of directors, broker non-votes are not counted in the vote totals, and therefore will have no effect on the outcome of the vote.

     A stockholder who returns a proxy may revoke it at any time before the stockholder's shares are voted at the meeting by written notice to the Secretary of the Company received prior to the meeting, or by executing and returning a later dated proxy prior to the meeting, or by voting by ballot at the meeting.

     The outstanding stock of the Company entitled to vote as of April 1, 2002, consisted of 173,217,172 shares of Common Stock. Only stockholders of record at the close of business on April 1, 2002, are entitled to vote at the meeting. Each share is entitled to one vote.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     For purposes of this meeting, the board of directors has fixed the number of directors at nine, divided into three classes of three directors each. Each class is elected for a three-year term at successive Annual Meetings of the Stockholders. In all cases, directors hold office until their successors have been elected and qualified, or until their earlier resignation, death or removal. Dr. John L. LaMattina, Dr. Michael E. Porter and Mr. Richard F. Syron, are listed below as nominees for the three-year term expiring at the Annual Meeting of the Stockholders to be held in 2005. All of the nominees are currently directors of the Company.

     In 2001, the board of directors adopted a mandatory retirement policy for members of the board of directors. The policy states that no director will be renominated for election after reaching the age of 70. Directors who are already over 70 years of age will serve out their term of office, but will not be nominated for election when their term of office expires.

     Mr. Frank Jungers, who has served as a director of the Company since 1978, is retiring from the board of directors at the Annual Meeting of the Stockholders. Ms. Hutham S. Olayan, who has served as a director of the Company since 1987, is not standing for reelection as a director. The Company recognizes with gratitude and appreciation the leadership, service and dedication of Mr. Jungers and Ms. Olayan.

Nominees and Incumbent Directors

     Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which they hold directorships. Information regarding their beneficial ownership of the Company's Common Stock is reported under the caption "Stock Ownership."

         Nominees for Directors Whose Term of Office Will Expire in 2005

     John L. LaMattina Dr. LaMattina, 52, has been a director of the Company since January 2002. He has served since April 2000 as the executive vice president, Global Research and Development, and president, Worldwide Research, of Pfizer Incorporated, a pharmaceutical company. From September 1998 until April 2000, Dr. LaMattina was the senior vice president of Worldwide Discovery, Pfizer Central Research. Previously, he served as vice president of Pfizer's U.S. Discovery unit.

     Michael E. Porter Dr. Porter, 54, has been a director of Thermo Electron since July 2001. Dr. Porter is the Bishop William Lawrence University Professor at the Harvard Business School, and a leading authority on competitive strategy and international competitiveness. Dr. Porter is also a director of Inforte Corp. and Parametric Technology Corporation.

     Richard F. Syron Mr. Syron, 58, has been a director of the Company since 1997, its chief executive officer since June 1999 and chairman of the board since January 2000. He also served as president of the Company from June 1999 to July 2000. From April 1994 until May 1999, Mr. Syron was the chairman and chief executive officer of the American Stock Exchange, Inc. Mr. Syron is also a director of John Hancock Financial Services, Inc., Dreyfus Corporation and McKesson Corporation.


          Incumbent Directors Whose Term of Office Will Expire in 2003


     Peter O. Crisp Mr. Crisp, 69, has been a director of the Company since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. He has been the vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporationand United States Trust Corporation.

     Jim P. Manzi Mr. Manzi, 50, has been a director of the Company since May 2000. He is the chairman of Stonegate Capital, a firm he formed to manage his personal investment activities in technology startup ventures, primarily related to the Internet. From 1984 until 1995, he was the chairman, president and chief executive officer of Lotus Development Corporation, a software manufacturer that was acquired by IBM Corporation in 1995.

     Elaine S. Ullian Ms. Ullian, 54, has been a director of Thermo Electron since July 2001. Ms. Ullian has been president and chief executive officer of Boston Medical Center, a 550-bed academic medical center affiliated with Boston University, since July 1996. Ms. Ullian is also a director of Hologic, Inc. and Vertex Pharmaceuticals, Inc.


          Incumbent Directors Whose Term of Office Will Expire in 2004


     Marijn E. Dekkers Mr. Dekkers, 44, has been a director and the chief operating officer and president of the Company since July 2000. From June 1999 to July 2000, he served as the president of Honeywell International's (formerly Allied Signal Corporation) electronic materials division; from August 1997 to May 1999, he served as vice president and general manager of its fluorine products division; and from July 1995 to July 1997, he served as vice president and general manager of its specialty films division.

     Robert A. McCabe Mr. McCabe, 67, has been a director of the Company since 1962. He has been the chairman of Pilot Capital Corporation, which is engaged in private investments, since 1998, and also served as the president of Pilot Capital Corporation from 1987 to 1998. Mr. McCabe is also a director of Church & Dwight Co., Inc.

     Robert W. O'Leary Mr. O'Leary, 58, has been a director of the Company since June 1998. He has been the chairman and chief executive officer of The Sagamore Group, a firm specializing in change management situations with a focus on the service sector, since March 2001. He was the president and chief executive officer of PacificCare Health Systems Inc., a managed health services company, from July 2000 to October 2000. From 1995 until July 2000, he was the chairman and chief executive officer of Premier Inc., a strategic alliance of not-for-profit health care and hospital systems. Mr. O'Leary is also a director of Smiths Group PLC and Viasys Healthcare Inc.


Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee, a human resources committee and a nominating and corporate governance committee. The audit committee consists solely of directors who meet the independence guidelines set forth in the listing requirements of the New York Stock Exchange and its present members are Mr. McCabe (Chairman), Mr. Manzi and Ms. Ullian. The audit committee, among other things, reviews the scope of the audit with the Company's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The audit committee acts pursuant to the charter attached as Appendix A to this proxy statement. The human resources committee consists solely of directors who are not employees of the Company ("outside directors") and its present members are Mr. Jungers (Chairman), Mr. Crisp and Mr. O'Leary. The human resources committee reviews corporate organization, reviews the performance of senior members of management, approves executive compensation and administers the Company's stock option and other stock-based compensation plans. The nominating and corporate governance committee consists solely of outside directors and its present members are Mr. Jungers (Chairman), and Mr. O'Leary. The nominating and corporate governance committee reviews the credentials of proposed nominees for directors, either to fill vacancies or for election at the Annual Meeting of the Stockholders, and presents recommendations for the selection of new directors to the board of directors. In addition, the nominating and corporate governance committee reviews and monitors the Company's principles and policies of corporate governance, business code of conduct and ethical responsibilities. The board of directors met nine times, the audit committee met three times, the human resources committee met seven times and the nominating and corporate governance committee met four times during fiscal 2001. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served that were held during fiscal 2001.

Compensation Committee Interlocks and Insider Participation

     In fiscal 2001, the Company engaged the services of The Sagamore Group to provide advice regarding the spin-off of the Company's biomedical businesses. Mr. Robert W. O'Leary, a director of the Company and a member of the human resources committee of the board of directors, is the chairman, chief executive officer and principal shareholder of The Sagamore Group. The Sagamore Group was compensated $141,200 for its services under this agreement and was reimbursed for related out-of-pocket expenses. In addition, the Company provided health insurance to Mr. O'Leary while The Sagamore Group provided such services to the Company. These services terminated in December 2001, after the spin-off was completed.

Compensation of Directors

     Cash Compensation

     Outside directors receive an annual retainer of $28,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and its committees and $500 per meeting for participating in meetings of the board of directors or its committees held by means of conference telephone. Payment of directors' fees is made quarterly. Mr. Dekkers and Mr. Syron are full-time employees of the Company and do not receive any cash compensation from the Company for their service as a director. Directors are also reimbursed for out-of-pocket expenses and in some instances for travel time incurred in attending such meetings.

     Deferred Compensation Plan for Directors

     Under the Company's deferred compensation plan for directors (the "Directors Deferred Compensation Plan"), a director has the right to defer receipt of his or her cash fees until he or she ceases to serve as a director, dies or retires from his or her principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following are deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of the Company; (ii) the failure of the Company's board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of the Company's board on July 1, 1999 or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or the sale or other disposition of all or substantially all of the assets of the Company unless immediately after such transaction (a) all holders of the Company's common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of the Company. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Directors Deferred Compensation Plan. As of December 29, 2001, a total of 658,659 shares of Common Stock were reserved for issuance under the Directors Deferred Compensation Plan and deferred units equal to approximately 351,129 shares of Common Stock were accumulated under the Directors Deferred Compensation Plan.

     Stock-Based Compensation

     Outside directors of the Company are eligible for the discretionary grant of stock options under the Company's equity incentive plan, which is administered by the human resources committee of the board of directors. The Company's current policy is to award options to purchase 15,000 shares to any new director of the Company upon his or her appointment as a director. The options vest in three equal annual installments and expire on the seventh anniversary of the grant date.

     In addition, the Company's directors stock option plan (the "Directors Stock Option Plan") provides for the automatic grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Company. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and expire on the seventh anniversary of the grant date except that options granted prior to February 2002 expire on the third anniversary of the grant date. The exercise price for options granted under the Directors Stock Option Plan is the average of the closing prices of the common stock as reported on the New York Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant. As of February 28, 2002, options to purchase 23,240 shares of Common Stock were outstanding under the Directors Stock Option Plan, options to purchase 97,491 shares of Common Stock had been exercised since inception of the Directors Stock Option Plan, and options to purchase 664,263 shares of Common Stock were available for future grant.

Stock Ownership Policy for Directors

     The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock.
Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Company is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation--Stock Ownership Policy."

                                 STOCK OWNERSHIP

     The following table sets forth, as of February 28, 2002, the beneficial ownership of the Company's Common Stock by (a) each director and nominee for director, (b) each of the Company's executive officers named in the summary compensation table set forth below under the heading "Executive Compensation" (the "named executive officers"), and (c) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of February 28, 2002, with respect to each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                      Number of       Percent of
                                                       Shares           Shares
                                                      Owned(2)      Beneficially
                                                                        Owned
                 Name(1)
FMR Corp.(3)......................................    24,441,884        14.0
Wellington Management Company, LLP(4).............    13,841,067         8.0
Iridian Asset Management LLC(5)...................    11,354,457         6.5
Dodge & Cox(6)....................................    11,089,607         6.4
Guy Broadbent.....................................        59,917           *
Peter O. Crisp....................................       150,623           *
Marijn E. Dekkers.................................       481,818           *
Brian D. Holt.....................................       254,532           *
Seth H. Hoogasian.................................       257,142           *
Barry S. Howe.....................................       474,584           *
Frank Jungers.....................................       266,001           *
John L. LaMattina.................................             0           0
Jim P. Manzi......................................        21,829           *
Robert A. McCabe..................................        94,002           *
Theo Melas-Kyriazi................................       821,107           *
Colin Maddix......................................       259,737           *
Hutham S. Olayan..................................        59,451           *
Robert W. O'Leary.................................        55,261           *
Michael E. Porter.................................         4,585           *
Richard F. Syron..................................     1,717,597           *
Elaine S. Ullian..................................         1,256           *
All directors and current executive
officers as a group (17
persons)..........................................       4,551,982      2.57

* Less than one percent.

(1) Except as reflected in the footnotes to this table, shares of the Common Stock of the Company beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2)  Shares  of the  Common  Stock  of the  Company  beneficially  owned  by Mr.
Broadbent, Mr. Crisp, Mr. Dekkers, Mr. Holt, Mr. Hoogasian, Mr. Howe, Mr. Jungers, Mr. Maddix, Mr. Manzi, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary, Mr. Syron and all directors and current executive officers as a group include: 54,271; 24,251; 426,417; 244,289; 237,029; 435,593; 39,451; 253,826;
18,606;  22,860;  745,768;  23,816;  33,439;  1,624,258;  and 3,760,160  shares, respectively, that such person or members of the group have the right to acquire within 60 days of February 28, 2002, through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Jungers, Mr. Manzi, Mr. McCabe, Ms. Olayan, Mr. O'Leary, Mr. Syron, and Ms. Ullian and all directors and current executive officers as a group include: 57,306; 93,534; 3,223; 40,384; 26,705;
8,822; 2,914; 1,256; and 234,144 shares, respectively, allocated to accounts maintained pursuant to the Directors Deferred Compensation Plan. Shares beneficially owned by Mr. Hoogasian, Mr. Howe, Mr. Melas-Kyriazi and all directors and current executive officers as a group include: 425; 2,622; 1,727;

and 5,332 shares, respectively, held in the Company's 401(k) Plan. Shares beneficially owned by Mr. Jungers include 215 shares held by his spouse. Shares beneficially owned by Mr. Melas-Kyriazi include 1,621 shares issuable upon conversion of $100,000 in principal amount of the Company's 0% convertible subordinated debentures due 2003. Shares beneficially owned by Ms. Olayan do not include 6,000,000 shares owned by Crescent Holding GmbH, which is indirectly owned by a family company of which Ms. Olayan is a member of the Board of Directors. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. Shares beneficially owned by Mr. O'Leary include 13,000 shares held in a family trust of which Mr. O'Leary and his spouse are the trustees. Shares beneficially owned by Mr. Howe include 516 shares held for his two minor children.

(3) Information regarding the number of shares of Common Stock beneficially owned by FMR Corp. is based on the most recent Schedule 13G of FMR Corp. received by the Company, which reported such ownership as of December 31, 2001. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The number of shares of Common Stock beneficially owned by FMR Corp. includes 793,651 shares issuable upon conversion of the Company's 4.25% Convertible Subordinated Debentures due 2003. FMR Corp. has sole voting power with respect to 3,324,263 shares and sole dispositive power with respect to all the shares. The power to dispose of all the shares is also attributable to Edward C. Johnson III and Abigail P. Johnson by virtue of their positions and ownership interests in FMR Corp.

(4) Information regarding the number of shares of Common Stock attributed to Wellington Management, LLP is based on the Schedule 13G of Wellington Management, LLP received by the Company, which reported such ownership as of December 31, 2001. The address of Wellington Management, LLP is 75 State Street, Boston, Massachusetts 02109. These shares are held of record by clients of Wellington Management, LLP, an investment advisor. Wellington Management, LLP has shared voting power with respect to 8,730,367 shares and shared dispositive power with respect to all of the shares.

(5) Information regarding the number of shares of Common Stock attributed to Iridian Asset Management LLC is based on the Schedule 13G of Iridian Asset
Management LLC received by the Company, which reported such ownership as of December 31, 2001. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880-4704. The shares are beneficially owned as follows:
Iridian Asset Management LLC, 10,462,057 shares; First Eagle Fund of America, 504,700 shares; Iridian Partners Fund , L.P. 49,200 shares; Iridian Investors, L.P., 37,500 shares; and Iridian Private Business Value Equity Fund, L.P., 242,700 shares. As a result of their various positions with affiliates of Iridian Asset Management LLC, each of David L. Cohen and Harold J. Levy has shared voting and shared dispositive power over 11,354,457 shares. Each of Iridian Asset Management LLC, LC Capital Management, LLC, and CL Investors, Inc. has shared voting and shared dispositive power over 10,791,457 shares. Cole Partners LLC has shared voting and shared dispositive power over 329,400 shares. Iridian Partners Fund, L.P.. has shared voting and shared dispositive power over 49,200 shares. Iridian Investors, L.P. has shared voting and shared dispositive power over 37,500 shares. Iridian Private Business Value Equity Fund, L.P. has shared voting and shared dispositive power over 242,700 shares.

(6) Information regarding the number of shares of Common Stock attributed to Dodge & Cox is based on the most recent Schedule 13G of Dodge & Cox received by the Company, which reported such ownership as of December 31, 2001. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, CA 94104. These shares are beneficially owned by clients of Dodge & Cox, an investment advisor, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox has sole voting power with respect to 10,406,007 shares, sole dispositive power with respect to 11,089,607 shares and shared voting power with respect to 134,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Company's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2001 except that Mr. Frank Jungers, a director of the Company, in connection with his reporting of the exercise of an option to purchase Common Stock, inadvertently failed to report that the purchase price for the exercise was paid by exchanging shares of Common Stock that he already owned.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation for services to the Company received during the last three fiscal years by the Company's chief executive officer, the five other most highly compensated executive officers who were employed by the Company as of the end of fiscal 2001 and two former executive officers of the Company. These executive officers are collectively referred to in this proxy statement as the "named executive officers."


                                               Summary Compensation Table
-------------------------------------------------------------------------------------------------------------------------
                                                                      Long Term Compensation
                                                                    Restricted          Securities
     Name and            Fiscal       Annual Compensation             Stock             Underlying          All Other
Principal Position        Year        Salary         Bonus            Award              Options (1)    Compensation (2)
------------------      -------       ------         -----            -----             ------------    -----------------
Richard F. Syron          2001      $800,000       $800,000         $199,716 (3)           302,368            $7,650
 Chairman and             2000      $800,000     $1,120,000       $1,558,805 (3)           348,886          $134,777 (4)
 Chief Executive Officer  1999      $514,667 (5)   $370,000(5)      $199,500 (3)         1,162,955          $309,402 (4)
 -------------------------------------------------------------------------------------------------------------------------
Marijn E. Dekkers         2001      $500,000       $425,000               --               232,591            $5,625
 President and            2000      $238,095 (6)   $500,000 (6)   $1,410,000 (6)         1,046,660          $280,000 (7)
 Chief Operating Officer
-------------------------------------------------------------------------------------------------------------------------
Seth H. Hoogasian(8)      2001      $307,000       $185,000               -- (9)            44,191            $7,650
  General Counsel
-------------------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi        2001      $297,000       $185,000               --                34,306            $7,650
 Chief Financial Officer  2000      $280,000       $240,000         $577,500 (10)               --            $7,650
                          1999      $220,000       $180,000          $58,408 (10)          397,550 (11)       $7,200
-------------------------------------------------------------------------------------------------------------------------
Guy Broadbent(12)         2001      $270,000       $150,000               -- (13)          171,518                --
  President, Optical
  Technologies
-------------------------------------------------------------------------------------------------------------------------
Barry S. Howe(14)         2001      $270,000       $150,000               -- (15)           46,518            $7,225
  President, Measurement
  and Control
-------------------------------------------------------------------------------------------------------------------------
Brian D. Holt(16)         2001      $343,200       $220,000               --                    --          $163,620 (17)
 Former Chief Operating   2000      $330,000       $440,000         $577,500 (18)               --          $653,532 (17)
  Officer, Energy and
   Environment            1999      $280,000       $170,000          $97,182 (18           115,044 (19)       $7,200
-------------------------------------------------------------------------------------------------------------------------
Colin Maddix(20)          2001      $270,000       $135,000               --                40,703            $7,650
 Former Chief Operating
 Officer, Life Sciences
-------------------------------------------------------------------------------------------------------------------------

(1) As part of the Company's spinout strategy, certain subsidiaries of the Company sold minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries and granted options to purchase shares of these subsidiaries to employees and directors of Thermo Electron companies as part of its compensation program. During 1999 and 2000, the Company effected a major reorganization that, among other things, resulted in the acquisition of the minority interest of substantially all of its subsidiaries that had minority investors and the assumption by the Company of the outstanding options to purchase shares of the subsidiaries. In addition, in 2001, the Company spun off to its shareholders all of the shares of Kadant Inc. (formerly known as Thermo Fibertek Inc.) and, as a result, all of the options held by employees of the Company in Kadant Inc. and its publicly-owned subsidiary, Thermo Fibergen Inc., were converted into options to purchase shares of the Company. Options granted in the last three years by all of the subsidiaries described in this footnote have been restated in the table as options to purchase shares of the Company. Options granted in the three fiscal years in the table above have also been restated to reflect adjustments made to the number and exercise prices of the options as a result of the spin-off to shareholders by the Company of its Kadant Inc. and Viasys Healthcare Inc. subsidiaries in August 2001 and November 2001, respectively.

(2) For all the named executive officers except for Mr. Syron in 1999 and Mr. Dekkers in 2000, this amount includes matching contributions made on behalf of the executive officer by the Company pursuant to the Company's 401(k) plan.

(3) In June 2001, Mr. Syron was awarded 7,120 shares of restricted Common Stock valued at $199,716 on the grant date, pursuant to the terms of his employment agreement, that vest 100% on the third anniversary of the grant date. In January 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors approved a retention arrangement for Mr. Syron that awarded him 50,000 shares of restricted Common Stock valued at $825,000 on the grant date. The restricted shares vest in equal annual installments over the three year period commencing on the grant date. In June 2000, Mr. Syron was awarded 10,800 shares of restricted Common Stock valued at $207,230 on the grant date, pursuant to the terms of his employment agreement, that vest 100% on the third anniversary of the grant date. Upon the appointment of the Company's chief operating officer in June 2000, Mr. Syron was awarded 25,000 shares of restricted Common Stock, valued at $526,575 on the grant date, that vest in equal annual installments over the three year period commencing on the grant date. In June 1999, Mr. Syron was awarded 10,500 shares of restricted Common Stock valued at $199,500 on the grant date, pursuant to the terms of his employment agreement, that vests 100% on the third anniversary of the grant date. Any cash dividends paid on the restricted shares are retained by the recipient without regard to vesting, however, any non-cash dividends paid on restricted shares are subject to the same vesting restrictions as the underlying shares. At the end of fiscal 2001, Mr. Syron held 78,421 restricted shares valued at $1,856,225.

(4) In addition to the matching contribution referred to in footnote (2), this amount includes the reimbursement by the Company of $127,127 in fiscal 2000 and $309,402 in fiscal 1999 for expenses associated with Mr. Syron's relocation to Massachusetts.

(5) Mr. Syron was appointed president and chief executive officer of the Company on June 1, 1999. The salary and bonus reported for fiscal 1999 represents the amount paid for the portion of the year during which Mr. Syron performed services for the Company.

(6) Mr. Dekkers was appointed president and chief operating officer of the Company on July 11, 2000. The salary reported for fiscal 2000 represents the amount paid for the portion of the year during which Mr. Dekkers performed services for the Company. Mr. Dekkers' employment agreement provided that his bonus for fiscal 2000 was not subject to proration. See "Executive Compensation
-  Employment   Agreement  with  Mr.  Marijn  E.  Dekkers."  Upon  Mr.  Dekkers'
appointment, he was awarded 60,000 shares of restricted Common Stock with a value of $1,410,000 on the grant date that vest in equal annual installments over the three year period commencing on the grant date. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Dekkers without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2001, Mr. Dekkers held 40,000 shares of restricted Common Stock with an aggregate value of $946,800.

(7) This amount represents the payment by the Company of a $280,000 signing bonus in fiscal 2000 in lieu of the reimbursement of expenses associated with Mr. Dekkers' relocation to Massachusetts.

(8) Mr. Hoogasian became an executive officer of the Company on January 18, 2001. The salary and bonus reported for fiscal 2001 represent amounts paid to Mr. Hoogasian for the entire year.

(9) At the end of fiscal 2001, Mr. Hoogasian held 21,370 shares of restricted Common Stock with an aggregate value of $505,828. These restricted shares were awarded to Mr. Hoogasian before he became an executive officer.

(10) In January 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors approved a retention arrangement for Mr. Melas-Kyriazi that awarded him 35,000 shares of restricted Common Stock valued at $577,500 on the grant date. The restricted shares vest in equal annual installments over the three year period commencing on the grant date. In January 1999, Mr. Melas-Kyriazi was awarded 3,500 shares of restricted Common Stock valued at $58,408 on the grant date that vested in January 2002. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Melas-Kyriazi without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2001, Mr. Melas-Kyriazi held 26,834 shares of restricted Common Stock with an aggregate value of $635,161.

(11) Options granted in 1999 to Mr. Melas-Kyriazi include options to purchase 209,939 shares of Common Stock that had been converted from options to purchase shares of subsidiaries of the Company. See footnote (1) above.

(12) Mr. Broadbent became an executive officer of the Company on January 18, 2001. The salary and bonus reported for fiscal 2001 represent amounts paid to Mr. Broadbent for the entire year.

(13) At the end of fiscal 2001, Mr. Broadbent held 4,000 shares of restricted Common Stock with an aggregate value of $94,680. These restricted shares were awarded to Mr. Broadbent before he became an executive officer.

(14) Mr. Howe became an executive officer of the Company on January 18, 2001. The salary and bonus reported for fiscal 2001 represent amounts paid to Mr. Howe for the entire year.

(15) At the end of fiscal 2001, Mr. Howe held 2,550 shares of restricted Common Stock with an aggregate value of $60,359. These restricted shares were awarded to Mr. Howe before he became an executive officer.

(16) Mr. Holt resigned as an executive officer of the Company on December 31, 2001.

(17) In addition to the matching contribution referred to in footnote (2), this amount includes $155,970 paid to Mr. Holt as a transaction bonus for business units sold during 2001 and $645,882 paid to Mr. Holt as a transaction bonus for business units that were sold during 2000. In 2000, Mr. Holt entered into a transaction bonus agreement with the Company providing that he would be entitled to receive a transaction bonus in connection with the sale of certain business units for which Mr. Holt was responsible. See "Transaction Bonus Agreement with Mr. Brian D. Holt."

(18) In January 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors approved a retention arrangement for Mr. Holt that awarded him 35,000 shares of restricted Common Stock valued at $577,500 on the grant date. The restricted shares vest in equal annual installments over the three year period commencing on the grant date. In January 1999, Mr. Holt was awarded 2,300 shares of restricted Common Stock valued at $38,382 on the grant date that vested in January 2002. Mr. Holt was also awarded 5,600 shares of restricted common stock of Thermo Ecotek Corporation in January 1999 valued at $58,800 on the grant date that vested in January 2002. The restricted shares of Thermo Ecotek Corporation were converted into 2,413 shares of restricted Common Stock of the Company upon the merger of Thermo Ecotek Corporation into the Company in June 2000. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Holt without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2001, Mr. Holt held 28,047 shares of restricted Common Stock with an aggregate value of $663,872.

(19) Options granted in 1999 to Mr. Holt include options to purchase 98,625 shares of Common Stock that had been converted from options to purchase shares of subsidiaries of the Company. See footnote (1) above.

(20) Mr. Maddix served as an executive officer of the Company from January 18, 2001 until November 1, 2001. The salary and bonus reported for fiscal 2001 represent amounts paid to Mr. Maddix for the entire year.

(21) At the end of fiscal 2001, Mr. Maddix held 9,547 shares of restricted Common Stock with an aggregate value of $225,977. These restricted shares were awarded to Mr. Maddix before he became an executive officer.

Stock Options Granted During Fiscal 2001

     The following table sets forth information concerning individual grants of stock options made during fiscal 2001 to the Company's named executive officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 2001.

                                            Option Grants in Fiscal 2001
----------------------------------------------------------------------------------------------------------------------
                                                                                               Potential Realizable
                                                 Percent of                                      Value at Assumed
                                                Total Options                                Annual Rates of Stock
                          Name of Securities     Granted to      Exercise Price               Price Appreciation for
                          Underlying Options    Employees in          Per                       Option Term (2)
         Name                Granted (1)         Fiscal Year        Share         Date          5%            10%
         ----                -----------         -----------        -----         ----          --            ---
Richard F. Syron               302,368              9.9%           $22.47       03/14/08     $2,765,910   $6,445,790
----------------------------------------------------------------------------------------------------------------------
Marijn E. Dekkers              232,591              7.6%           $22.47       03/14/08     $2,127,630   $4,958,305
----------------------------------------------------------------------------------------------------------------------
Seth H. Hoogasian               44,191              1.5%           $22.47       03/14/08       $404,240     $942,050
----------------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi              34,306              1.1%           $22.47       03/14/08       $313,810     $731,325
----------------------------------------------------------------------------------------------------------------------
Guy Broadbent                   46,518              1.5%           $22.47       03/14/08       $425,520     $991,657
                               125,000              4.1%           $22.28       11/29/08     $1,133,780   $2,642,175
----------------------------------------------------------------------------------------------------------------------
Barry S. Howe                   46,518              1.5%           $22.47       03/14/08       $425,520     $991,657
----------------------------------------------------------------------------------------------------------------------
Brian D. Holt                     --                 --               --            --             --          --
----------------------------------------------------------------------------------------------------------------------
Colin Maddix                    40,703              1.3%           $22.47       03/14/08       $372,330     $867,694
----------------------------------------------------------------------------------------------------------------------

(1) All of the options reported vest in three equal annual installments over a three-year period from the date of grant, provided that the optionee continues to be employed by the Company. Upon a change of control of the Company, all options become immediately exercisable. Options in the table above granted prior to November 15, 2001 reflect adjustments made to the number and exercise prices of the options as a result of the spin-off to shareholders by the Company of its Kadant Inc. and Viasys Healthcare Inc. subsidiaries in August 2001 and November 2001, respectively.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment through the option period and the date on which the options are exercised.

Stock Options Exercised During Fiscal 2001 and Fiscal Year-End Option Values

     The following table reports information regarding stock option exercises during fiscal 2001 and outstanding stock options held at the end of fiscal 2001 by the Company's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 2001.

                   Aggregated Option Exercises In Fiscal 2001 and Fiscal 2001 Year-End Option Values
                                                                        Number of                     Value of
                                                                  Securities Underlying              Unexercised
                                                                       Unexercised                  In-the-Money
                                                                    Options at Fiscal             Options at Fiscal
                                 Shares                                  Year-End                     Year-End
                              Acquired on          Value      (Exercisable/ Unexercisable)          (Exercisable/
                                         -                                 ----------------
          Name                  Exercise       Realized (1)               (2)(3)                  Unexercisable)(3)
          ----                  --------       ------------               ------                  -----------------
Richard F. Syron                   --               --             1,523,469/ 302,368        $10,303,779/ $  362,842
-------------------------------------------------------------------------------------------------------------------------
Marijn E. Dekkers                  --               --               348,887/ 930,364         $1,454,857/ $3,188,824
-------------------------------------------------------------------------------------------------------------------------
Seth H. Hoogasian                72,909           $932,433           222,897/  44,191        $1,830,922 / $   53,029
-------------------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi                4,500            $41,220           745,769/  34,306         $7,923,163/ $   41,167
-------------------------------------------------------------------------------------------------------------------------
Guy Broadbent                      --               --                38,765/ 249,048            $37,214/ $  304,000
-------------------------------------------------------------------------------------------------------------------------
Barry S. Howe                    63,647           $875,781           420,087/  46,518         $5,053,911/ $   55,822
-------------------------------------------------------------------------------------------------------------------------
Brian D. Holt                   107,321           $912,123           334,005/       0         $2,475,271/ $        0
-------------------------------------------------------------------------------------------------------------------------
Colin Maddix                     14,688           $257,481           240,838/  40,703         $2,166,945/ $   48,844
-------------------------------------------------------------------------------------------------------------------------

(1) The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise. Amounts shown in this column do not represent actual sales transactions.

(2) As part of the Company's spinout strategy, certain subsidiaries of the Company sold minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries and granted options to purchase shares of these subsidiaries to employees and directors of Thermo Electron companies as part of its compensation program. During 1999 and 2000, the Company effected a major reorganization that, among other things, resulted in the acquisition of the minority interest of substantially all of its subsidiaries that had minority investors and the assumption by the Company of the outstanding options to purchase shares of the subsidiaries. In addition, in 2001, the Company spun off to its shareholders all of the shares of Kadant Inc. (formerly known as Thermo Fibertek Inc.) and, as a result, all of the options in Kadant Inc. and its publicly-owned subsidiary, Thermo Fibergen Inc., were converted into options to purchase shares of the Company. Outstanding options at year-end granted by these subsidiaries which were assumed by the Company have been restated in the table as options to purchase shares of the Company.

(3) Generally, options outstanding at the end of the fiscal year that were granted prior to July 2000 are exercisable immediately. However, these options are subject to certain transfer restrictions and the right of the Company to repurchase, at the exercise price, the shares issued upon exercise of the options, upon certain events, primarily cessation of employment with the Company. The restrictions and repurchase rights lapse over periods ranging from 0 to 10 years, depending on the term of the option, which may range from 3 to 12 years. Options outstanding at the end of the fiscal year that were granted in or after July 2000 generally vest ratably over three years after the grant date, provided that the optionee continues employment with the Company. Upon a change of control of the Company, all options, regardless of the grant date, become immediately exercisable and cease to be subject to transfer restrictions and the Company's repurchase rights.

Change in Control Agreements

     Thermo Electron has entered into executive retention agreements with its executive officers (other than Mr. Dekkers whose severance arrangements are included in his employment agreement) and certain key employees of the Company that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by the Company without cause or by the individual for good reason, as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding Common Stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron Common Stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     Thermo Electron has entered into these executive retention agreements with each of Mr. Richard F. Syron, Mr. Seth H. Hoogasian, Mr. Theo Melas-Kyriazi, Mr. Guy Broadbent, Mr. Barry S. Howe, Mr. Brian D. Holt, and Mr. Colin Maddix. These agreements provide that in the event the individual's employment is terminated under circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Mr. Syron, three times, and in the case of Messrs. Hoogasian, Melas-Kyriazi, Broadbent, Howe, Holt and Maddix, two times, the individual's highest annual base salary in any 12-month period during the prior five-year period, plus (b) in the case of Mr. Syron, three times, and in the case of Messrs. Hoogasian, Melas-Kyriazi, Broadbent, Howe, Holt and Maddix, two times, the individual's highest annual bonus in any 12-month period during the prior five-year period. In addition, the individual would be provided benefits for a period of, in the case of Mr. Syron, three years, and in the case of Messrs. Hoogasian, Melas-Kyriazi, Broadbent, Howe, Holt and Maddix, two years, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of the Company and its subsidiaries shall lapse in their entirety with respect to all options to purchase Common Stock, and all shares of restricted Common Stock, and all options to purchase the common stock, and all shares of restricted common stock, of Thermo Electron's subsidiaries that the individual holds as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Mr. Syron, $25,000, and in the case of Messrs. Hoogasian, Melas-Kyriazi, Broadbent, Howe, Holt and Maddix, $20,000, to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of December 29, 2001, the lump sum salary and bonus payment under such agreements to, Messrs. Syron, Hoogasian, Melas-Kyriazi, Broadbent, Howe, Holt and Maddix would have been approximately $5,760,000, $1,060,000, $1,040,000, $840,000, $840,000,
$1,540,000, and $810,000, respectively. In the event that payments under these agreements are deemed to be so-called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual.

Executive Severance Agreements

     January 2000 Agreements. In January 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors of the Company approved retention arrangements for each of Messrs. Hoogasian, Melas-Kyriazi and Holt, entitling each person to a payment of two times his base salary if his employment with the Company is terminated on or before December 31, 2002 for any reason other than for cause or he terminates his employment voluntarily. Each executive, however, would not be entitled to severance payments under this arrangement if he were also entitled to severance payments in connection with a change in control under his executive severance agreement described above.

     Severance Agreement with Mr. Brian D. Holt. Effective September 21, 2001, the Company entered into an agreement with Mr. Brian D. Holt regarding the termination of his employment with the Company as of March 31, 2002. Pursuant to the agreement, Mr. Holt continued to receive salary payments based on his then-current annual base salary through December 31, 2001, as well as salary payments from January 1, 2002 until March 31, 2002 at the rate of one-half his then-current base salary. In addition, Mr. Holt received his bonus for 2001 of $220,000. On or before April 30, 2002, Mr. Holt will receive, pursuant to the January 2000 Severance Agreement referred to above, a lump sum severance payment of $686,400, representing two times his annual base salary at December 2001 and he will continue to receive until March 31, 2004, the same benefits that he would have received as an officer of the Company. Stock options previously granted to Mr. Holt that were not vested as of March 31, 2002, were cancelled and all options that were vested as of that date continued to be exercisable by Mr. Holt until June 30, 2002 in accordance with their terms. Mr. Holt also retained shares of Common Stock that were subject to restrictions on transfer, the lapsing of which was accelerated to March 31, 2002. Pursuant to the agreement, Mr. Holt resigned as an officer of the Company effective December 31, 2001.

     Severance Agreement with Mr. Colin Maddix. Effective October 30, 2001, the Company entered into an agreement with Mr. Colin Maddix regarding his resignation from the Company as of July 1, 2002. Pursuant to the agreement, Mr. Maddix continues to receive salary payments based on his then-current annual base salary through July 1, 2002, unless prior to that date he becomes employed with another company, in which case the Company's salary payments would terminate. In addition, Mr. Maddix received his bonus for 2001 of $135,000. On or before July 1, 2002, Mr. Maddix will receive a lump sum severance payment of $225,000. Stock options previously granted to Mr. Maddix that are not vested as of his employment termination date will be cancelled. All options that were vested as of that date will continue to be exercisable by Mr. Maddix for periods ranging from 90 days to two years in accordance with their terms. Pursuant to the agreement, Mr. Maddix resigned as an officer of the Company effective November 1, 2001.

Transaction Bonus Agreement with Mr. Brian D. Holt

     In April 2000, Mr. Holt entered into a transaction bonus agreement with the Company providing that he will be entitled to receive a transaction bonus equal to 0.11% of the aggregate proceeds up to $410,000,000 from the sale of the energy and environment business units for which Mr. Holt is responsible, excluding Thermo Ecotek Corporation. If the aggregate sale prices exceed $410,000,000, Mr. Holt would be entitled to receive an additional bonus equal to 0.5% of the amount in excess of $410,000,000. Pursuant to this transaction bonus agreement, Mr. Holt has been paid $801,852 to date.

Deferred Compensation Plan

     In November 2001, the Company established a deferred compensation plan for a select group of management and highly compensated employees (the "Deferred Compensation Plan"), including executive officers of the Company. Under the Deferred Compensation Plan, a participant has the right to defer, on a pre-tax basis, receipt of his or her annual base salary (up to 90%) and/or bonus (up to 100%) until he or she ceases to serve as an employee of the Company as a result of death, disability, retirement or termination of employment for any other reason. In addition, a participant may defer payment of his or her compensation until a future date even while the participant continues to be an employee of the Company. Amounts that are deferred under the Deferred Compensation Plan can be invested at the discretion of the participant in either (or both) an equity fund or bond fund. Any gains or losses on amounts invested are not taxable under federal, state or local taxes until deferred amounts are paid to the participant. The Deferred Compensation Plan is administered by an outside third party.

Employment Agreement with Mr. Richard F. Syron

     Mr. Richard F. Syron, chief executive officer and chairman of the board of directors of the Company, has an employment agreement with the Company (which has been amended to, among other things, extend its term until July 11, 2003) that provides for an annual base salary of $800,000 and for an annual incentive bonus, as determined by the board of directors of the Company, of at least $145,833 and $250,000 in calendar years 1999 and 2000, respectively, and at least $104,167 for the first five months of 2001. In addition, the agreement provides that on June 1 of each year that Mr. Syron remains employed by the Company he will be granted an award of shares of Common Stock having a market value at the time of grant of $200,000 based on the average of the closing prices of the Common Stock as reported on the New York Stock Exchange ("NYSE") for the five business days preceding and including the corresponding grant date and vesting on the third anniversary of each corresponding grant date. The agreement also provides for stock option awards to be granted to Mr. Syron at an exercise price equal to the average of the closing prices of the Common Stock on NYSE for the five business days including and preceding each corresponding grant date as follows: (i) on June 1, 1999, the Company granted Mr. Syron an option to purchase 1,000,000 shares of Common Stock, with transfer restrictions lapsing on the first three anniversaries of the grant date; and (ii) conditioned upon achieving certain objectives established by the board of directors of the Company, the Company will grant Mr. Syron additional stock options to purchase 260,000 shares of Common Stock on each of July 11, 2001, July 11, 2002 and July 11, 2003 vesting ratably on the first three anniversaries of the corresponding grant date.

     If Mr. Syron's employment is terminated by the Company without cause or by him for good reason, as those terms are defined in the agreement, he will be entitled to receive a termination payment determined as follows: if such termination occurs prior to July 11, 2001, an amount equal to three times the sum of his then current base salary plus $200,000; if such termination occurs on or after July 11, 2001 but prior to July 11, 2002, an amount equal to two times the sum of his then current base salary plus $200,000; and if such termination occurs on or after July 11, 2002, an amount equal to his then current base salary plus $200,000. In addition, the transfer restrictions on the restricted stock held by Mr. Syron would lapse and the outstanding stock options will be fully vested, remain exercisable for two years from the employment termination date (but in no event beyond the end of each option's exercise period), and be no longer subject to any transfer restrictions.

     If Mr. Syron's employment is terminated due to the expiration of the then-current term, he will be entitled to receive payment of an amount equal to his then current base salary plus $200,000, payable in 12 equal monthly installments. In addition, the outstanding vested stock options held by Mr. Syron on the expiration of the then-current term of his agreement shall remain exercisable for two years from such date (but in no event beyond the end of each option's exercise period).

     The agreement also provides for an additional retention benefit to be payable to Mr. Syron if Mr. Marijn E. Dekkers is appointed chief executive officer and Mr. Syron's employment is terminated for any reason. If Mr. Syron is removed involuntarily from his position as chairman of the board of directors of the Company on or before July 10, 2004, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $3,200,000 and not more than $4,800,000, with a targeted mid-point of $4,000,000; if Mr. Syron voluntarily resigns his position as chairman of the board of directors of the Company on or before July 10, 2004, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $800,000 and not more than $1,200,000, with a targeted mid-point of $1,000,000; if Mr. Syron voluntarily resigns or is removed from his position as chairman of the board of directors of the Company after July 10, 2004 but before July 10, 2005, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $2,400,000 and not more than $3,600,000, with a targeted mid-point of $3,000,000; and if Mr. Syron voluntarily resigns or is removed from his position as chairman of the board of directors of the Company after July 10, 2005, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $1,600,000 and not more than $2,400,000, with a targeted mid-point of $2,000,000. Mr. Syron may elect to receive the retention benefit in whole or in part in a lump sum distribution or an annuity purchased with such lump sum value. If the board of directors elects Mr. Dekkers as chief executive officer of the Company, Mr. Syron would continue to act as the Company's chairman of the board of directors under the terms of his agreement.

     Under the following conditions, additional vesting rules apply to stock options and restricted stock awards granted by the Company to Mr. Syron. If Mr. Syron's employment continues after July 10, 2003, but is terminated by him without good reason prior to July 10, 2004, then the outstanding unvested stock options held by Mr. Syron that were granted after March 14, 2001 shall be 50 percent vested, and 50 percent of the unvested restricted stock held by Mr. Syron shall be fully vested. Further, if Mr. Syron's employment continues to July 10, 2004, then the outstanding unvested stock options held by Mr. Syron that were granted after March 14, 2001 shall be fully vested, remain exercisable until they expire by their terms and the transfer restrictions on restricted stock held by Mr. Syron shall lapse.

Employment Agreement with Mr. Marijn E. Dekkers

     Mr. Marijn E. Dekkers, president and chief operating officer of the Company, has an employment agreement with the Company that provides for an annual base salary of $500,000 and for an annual incentive bonus in an amount equal to 60% of his base salary if he meets performance objectives established by the board of directors. In 2000, Mr. Dekkers was entitled to receive his incentive bonus without proration due to the commencement of his employment in July 2000. The agreement provides that, subject to the board of directors' satisfaction with his performance, Mr. Dekkers shall be appointed chief executive officer of the Company no later than January 11, 2003, the effective date of such appointment to be within six months following the board of directors' action.

     Upon commencing his employment, Mr. Dekkers received 60,000 shares of Common Stock (the "Restricted Stock") and was granted an option to purchase 900,000 shares of Common Stock exercisable at a price of $22.67 per share for a period of seven years from the grant date (the "Initial Option"). The Restricted Stock and the Initial Option are subject to transfer restrictions that lapse ratably each year over a three-year period commencing July 11, 2001 as long as Mr. Dekkers continues to be employed by the Company. Mr. Dekkers is also entitled to receive options to purchase 200,000 shares of Common Stock (the "Subsequent Options") on each of the first, second and third anniversaries of his hiring, provided he continues to be employed with the Company and he achieves financial and strategic performance objectives established by the board of directors. The exercise price of the Subsequent Options will be the average of the closing prices of the Common Stock on the New York Stock Exchange for the five business days preceding and including the date of each grant.

     If Mr. Dekkers' employment is terminated without cause or Mr. Dekkers terminates his employment for good reason (which includes the failure of the Company to appoint Mr. Dekkers as Chief Executive Officer), as those terms are defined in the agreement, he will be entitled to receive an amount equal to (i) a pro rata annual bonus payment for the year in which the termination occurs, plus (ii) any deferred compensation and accrued vacation, plus (iii) an amount equal to 4.8 times Mr. Dekkers then-current base salary. All of these amounts are payable in equal monthly installments over 36 months after his termination. Mr. Dekkers will also be entitled to retain his Restricted Stock and his Initial Option and any Subsequent Options granted, all transfer restrictions relating thereto will lapse in their entirety, and such stock options will continue to be exercisable until two years from the employment termination date (but in no event beyond the expiration date of the options). Mr. Dekkers employment agreement has a three-year term (expiring July 11, 2003) unless it is terminated in accordance with its terms.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The human resources committee of the board of directors, which is composed entirely of non-employee directors (the "Committee"), has overall responsibility for establishing and administering the Company's policies and programs that govern annual cash, long-term incentive and other executive compensation. The compensation program established by the Committee for its executive officers is designed to reward and motivate executive officers in achieving long-term value for the Company's stockholders and other business objectives, to attract, motivate and retain dedicated, talented individuals to accomplish the Company's objectives, to recognize individual, business unit and Company performance, to reward behavior consistent with the Company's values, and to encourage stock ownership by executive officers in order to link financial interests of the Company's executive officers with its stockholders.

     The Committee evaluates the competitiveness of its compensation policies and programs through the use of market surveys and competitive analyses prepared by its outside compensation consultants. Internal fairness of compensation within the Company is also an important element of the Committee's compensation philosophy. As such, the Committee evaluates individual executive compensation through the use of compensation comparisons with other executive officers of the Company who have similar levels of responsibility or responsibility for managing businesses of comparable size and complexity.

Components of Executive Compensation

     The compensation program of the Company for its executive officers consists of annual cash and long-term incentive compensation. Annual cash compensation is composed of base salary and annual, performance-based incentive awards. Long-term incentive compensation consists of stock-based awards such as stock options and restricted stock. Using the external and internal compensation data described above, for each fiscal year the Committee establishes a target total compensation amount, including each of its components, for each executive officer position. The target total compensation is intended to approximate the median of competitive market data for similar positions at organizations that are of comparable size and complexity as the Company. The process for determining the components of executive officer compensation is described below. For its review of the compensation of other officers of the Company, the Committee follows a substantially similar process.

     Annual Cash Compensation

     Base Salary. Generally, the Committee adjusts executive base salaries to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Company. The base salary is intended to approximate the median of competitive market data for similar positions at organizations that are of comparable size and complexity as the Company.

     Annual, Performance-Based, Incentive Cash Awards. The target incentive cash award amount, which is a percentage of the base salary, is determined by the Committee based on the salary level and position of the executive officer within the Company. The amount of annual, performance-based, incentive cash compensation actually awarded to an executive officer from year-to-year varies with the performance of the executive officer, the businesses for which the executive officer is responsible, and the Company as a whole. The Committee evaluates performance (1) by using financial measures of corporate performance, and (2) by subjectively evaluating the executive's contribution to the achievement of the Company's long-term objectives and values as well as the executive's achievement of individual annual objectives and leadership performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive officer's role and responsibilities within the organization, as well as the objectives for the businesses for which the executive officer is responsible.

     In fiscal 2001, the financial measures established by the Committee were revenues, earnings before interest, taxes and amortization ("EBITA"), cash flow and productivity. The financial measures assess financial performance relative to the internal operating plans of the Company for the fiscal year. The assessment of financial performance for each executive officer is measured at various organizational levels depending on the position of the executive officer within the Company. For each of the financial measures, a range of amounts set forth in the relevant operating plan corresponds with a multiplier ranging from 0 to 2. The actual incentive cash award amount attributable to that financial measure is the target amount multiplied by the multiplier corresponding to the actual financial performance.

     The Company paid annual incentive awards to each named executive officer (including the chief executive officer, whose annual performance-based incentive award is discussed below under the caption "2001 CEO Compensation") for fiscal 2001. The Committee considered the following with respect to fiscal 2001 financial performance: (1) the impact that the weakened economy had on the financial performance of the businesses for which the executives were responsible and on the financial performance of the Company as a whole, which contributed to their falling short of the minimum financial measures for incentive cash awards in the various operating plans for the year, and (2) the fact that the Company's total stockholder return for 2001 (including the reinvestment of the cash equivalent value of the Kadant Inc. and Viasys Healthcare Inc. dividends paid to shareholders in 2001), exceeded the performance of the Standard & Poor's 500 Index and the Standard and Poor's High Technology Composite Index. In light of the foregoing, the Committee gave a higher weight to its subjective evaluation of the executive's contribution to the achievement of the Company's long-term objectives and values as well as the executive's achievement of individual annual objectives and leadership performance for fiscal 2001. In determining the incentive awards for 2001, the Committee concluded that a reduction from the awards made in fiscal 2000 was appropriate in light of the Company's cost reduction objectives.

     Long-Term Incentive Compensation

     The Committee and management believe that the inclusion of long-term incentive compensation, which consists of stock-based awards such as stock options and restricted stock, in the Company's compensation program accomplishes many objectives. The award of stock-based compensation to its executives and other key employees encourages equity ownership in the Company, which aligns their interests to the interests of all the stockholders and results in executive compensation being closely linked to the Company's stock performance.

     In determining the appropriate award of stock compensation, the Committee considers the prevailing compensation practices of competitive companies and competitive market data for the position and salary level of each executive officer (other than Messrs. Syron and Dekkers, whose minimum stock compensation is set forth in their respective employment agreements). Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards may be made periodically as deemed appropriate by the Committee. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award.

Stock Ownership Policy

     The Committee has established a stock holding policy for the chief executive officer of the Company that requires him to own a multiple of his compensation in shares of the Company's Common Stock. The multiple is one times his annual base salary and reference incentive compensation for the fiscal year in which he achieves compliance. The chief executive officer has three years from the date of his appointment to achieve this ownership level.

     In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company is authorized to make interest-free loans to the chief executive officer to enable him to purchase shares of Common Stock in the open market. Any loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee. No loans were outstanding for the chief executive officer under this program in 2001. See "Relationship with Affiliates - Stock Holding Assistance Plan."

Policy on Deductibility of Compensation

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to named executive officers in excess of $1,000,000, unless the compensation qualified as "performance-based" or is otherwise exempt from
Section 162(m).

     The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Company. The Company has modified its stock-based compensation plans in which its named executive officers participate in order to qualify for the deduction. However, the Committee has not adopted modifications to its cash compensation program that would avail the Company of the deduction. Although the cash compensation reported for fiscal 2001 for the chief executive officer of the Company exceeded $1,000,000 and is expected to exceed $1,000,000 in future periods, the Committee does not believe that the modifications necessary to preserve the deductibility of cash compensation in excess of that amount are warranted at this time. The Committee will continue to monitor the potential effect of Section 162(m) on the Company.

2001 CEO Compensation

     The Committee determines the compensation for the Company's chief executive officer. The determinations of the Committee as to the compensation of the chief executive officer are subject to review by the entire board of directors. The board of directors concurred in the decisions of the Committee with respect to 2001 compensation.

     The Company's chief executive officer, Richard F. Syron, was appointed effective June 1, 1999, and in connection with his appointment, the Company entered into an employment agreement with Mr. Syron that set forth his minimum cash compensation for the three-year term of the agreement, and also provided for the annual award of restricted stock and employee stock options. See "Executive Compensation - Employment Agreement with Mr. Richard F. Syron" for a description of this agreement.

     Mr. Syron's bonus for fiscal 2001 was determined by the Committee based on the same considerations described above for other executive officers. In addition, the Committee's subjective evaluation of Mr. Syron's performance included, among other things, his leadership and effectiveness in furthering the Company's business and financial objectives and in succession planning.

     Pursuant to the terms of his employment agreement, in 2001 the Company awarded Mr. Syron 7,120 shares of restricted Common Stock in and an option to purchase 302,368 shares of Common Stock, adjusted to reflect the spinoffs.

                          Mr. Frank Jungers (Chairman)
                               Mr. Peter O. Crisp
                              Mr. Robert W. O'Leary

                             AUDIT COMMITTEE REPORT

     The role of the audit committee is to assist the board of directors in its oversight of the Company's financial reporting process.

     As set forth in the audit committee's charter, attached as Appendix A to this proxy statement, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 29, 2001, with management and the Company's independent auditors, Arthur Andersen LLP. The audit committee has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The audit committee has received from Arthur Andersen LLP the letter and written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Arthur Andersen LLP the auditors' independence. The audit committee has considered whether the provision of professional services for financial information systems design and implementation and other non-audit services by Arthur Andersen LLP is compatible with maintaining the auditors' independence.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

     Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the audit committee's charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2001 filed with the Securities and Exchange Commission.

                         Mr. Robert A. McCabe, Chairman
                                Mr. Jim P. Manzi
                              Ms. Elaine S. Ullian


                          COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has compared its performance with the Standard & Poor's 500 Index (the "S&P 500") and the Standard & Poor's High Technology Composite Index (the "S&P High Tech").

       Comparison of Total Return Among Thermo Electron Corporation (TMO),
                    the Standard & Poor's 500 Index (S&P 500)
                   and the Standard & Poor's High Technology
                        Composite Index (Technology-500)


                                    [GRAPH]

----------------  -------------- ------------- ------------- -------------- ------------- -------------
                    12/27/96        1/2/98       12/31/98      12/31/99       12/29/00      12/28/01
---------------- -------------- -------------- ------------- ------------- -------------- -------------
TMO                     100            114             45           40             79           73
---------------- -------------- -------------- ------------- ------------- -------------- -------------
S&P 500                 100            131            168          203            185          166
---------------- -------------- -------------- ------------- ------------- -------------- -------------
Technology-500          100            126            213          372            224          176
---------------- -------------- -------------- ------------- ------------- -------------- -------------

     The total return for the Company's Common Stock, the S&P 500 and the Technology-500 assumes the reinvestment of dividends. The Company's Common Stock is traded on the New York Stock Exchange under the ticker symbol "TMO." In August and November 2001, the Company spun off to its shareholders its Kadant Inc. and Viasys Healthcare Inc. subsidiaries, respectively. For purposes of the above table, the Kadant and Viasys shares distributed to the Company's stockholders are treated as nontaxable cash dividends that would have been reinvested in additional shares of Common Stock of the Company in August and November 2001, respectively.

                          RELATIONSHIP WITH AFFILIATES

     Pursuant to an international distributorship agreement, the Company appointed Arabian Business Machines Co. ("ABM") as its exclusive distributor of security instruments in certain Middle Eastern countries. ABM is a member of The Olayan Group. Ms. Hutham S. Olayan, a director of the Corporation, is the president and a director of Olayan America Corporation, a member of The Olayan Group, which is indirectly owned by a family company of which Ms. Olayan is a member of the Board of Directors. Revenues recorded under this agreement totaled $163,000 in fiscal 2001.

Stock Holding Assistance Plan

     The Committee has established a stock holding policy for the chief executive officer of the Company that requires him to own a multiple of his compensation in shares of the Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company may make interest-free loans to executive officers, to enable them to purchase Common Stock in the open market. No loans were outstanding under this program in 2001.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has retained Arthur Andersen LLP as its independent accountants since 1960. The Company has not yet selected independent accountants for the audit of the Company's financial statements for the year ending December 28, 2002. Representatives of Arthur Andersen LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

     During fiscal 2001, the Company retained Arthur Andersen LLP to provide services in the following categories and amounts:

Audit Fees

     Arthur Andersen LLP billed the Company an aggregate of $1,934,200 in fees for professional services rendered in connection with the audit of the financial statements of the Company for the most recent fiscal year and reviews of the financial statements included in each of the Quarterly Reports on Form 10-Q of the Company during the fiscal year ended December 29, 2001.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP billed the Company an aggregate of $200,000 in fees for professional services rendered to the Company for the fiscal year ended December 29, 2001 in connection with the design and implementation of financial information systems.

All Other Fees

     Arthur Andersen LLP billed the Company an aggregate of $3,919,225 in fees for other services rendered to the Company for the fiscal year ended December 29, 2001, primarily in connection with tax consulting related to the reorganization of international subsidiaries, audits of entities in connection with divestiture activities and foreign statutory audits.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be included in the proxy statement and form of proxy relating to the 2003 Annual Meeting of the Stockholders of the Company and to be presented at such meeting must be received by the Company for inclusion in the proxy statement and form of proxy no later than December 12, 2002. In addition, the Company's Bylaws include an advance notice provision that requires stockholders desiring to bring proposals before an annual meeting (which proposals are not to be included in the Company's proxy statement and thus are submitted outside the processes of Rule 14a-8 under the Exchange Act) to do so in accordance with the terms of such advance notice provision. The advance notice provision requires that, among other things, stockholders give timely written notice to the Secretary of the Company regarding their proposals. To be timely, notices must be delivered to the Secretary at the principal executive offices of the Company not less than 60, nor more than 75, days prior to the first anniversary of the date on which the Company mailed its proxy materials for the preceding year's annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders without inclusion of the proposal in the Company's proxy materials must provide written notice of such proposal to the Secretary no earlier than January 27, 2003 and no later than February 10, 2003. Proposals received at any other time will not be voted on at the meeting. If a stockholder makes a timely notification, the proxies that management solicits for the meeting may still exercise discretionary voting authority with respect to the stockholder's proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

Waltham, Massachusetts
April 11, 2002

                           Thermo ElectronCorporation


                             Audit Committee Charter


Organization

     The Committee shall consist of only independent Directors as defined by the relevant stock exchange listing authority for the Company's equity securities. The Chairman of the Committee shall be chosen from among the members. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board of Directors ("Board") in its business judgment. The number of Directors serving on the Committee shall be determined by the Board of Directors, and from and after June 14, 2001, the Committee shall consist of at least three Directors.

Statement of Policy

     The Committee shall, through regular or special meetings with management, the Company's internal auditor and the Company's independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing and other matters as the Board or the Committee Chairman deems appropriate.

Responsibilities

     The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors. The financial management and the independent auditors of the Company have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

In carrying out its oversight responsibilities, the Committee shall perform the following functions:

Oversight of Independent Auditors.

In the course of its oversight of the independent auditors as provided under this Charter, the Committee will be guided by the premise that the independent auditor is ultimately accountable to the Board and the Committee.

1. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

2.   The Committee shall:

     (i) receive from the independent auditors annually, a formal written statement delineating the relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

     (ii) discuss with the independent auditors the scope of any such disclosed relationships and their impact or potential impact on the independent auditor's independence and objectivity; and

     (iii)recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

3. The Committee shall review the original proposed scope of the annual independent audit of the Company's financial statements and the associated fees, as well as any significant variations in the actual scope of the independent audit and the associated fees.

4. The Committee shall review the independent auditors' report relating to reportable conditions in the internal control structure and financial reporting practices.

Oversight of Internal Auditors.

The Committee shall review and discuss with management and the independent auditors:

     1.   The  quality  and  adequacy  of  the  Company's  internal   accounting
          controls.

     2. Organization of the internal audit department, the adequacy of its resources and the competence of the internal audit staff.

     3. The audit risk assessment process and the proposed scope of the internal audit department for the upcoming year and the coordination of that scope with independent auditors.

     4. Results of the internal auditors examination of internal controls including summaries of inadequate reports issued and/or management improprieties together with management's response thereto.

Oversight of Management's Conduct of the Company's Financial Reporting Process.

     1. Audited Financial Statements. The Committee shall review and discuss with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareowners if distributed prior to the filing of Form 10-K) and review and consider with the independent auditors the matters required to be discussed by the applicable Statement of Auditing Standards ("SAS"). Based on these discussions, the Committee will advise the board of directors whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K (or the Annual Report to Shareholders).

     2. Interim Financial Statements. The Committee, through its Chairman or the Committee as a whole, will review with management and the independent auditors, prior to the filing thereof, the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q and the matters required to be discussed by the applicable SAS.

     3.   Financial Reporting Practices. The Committee shall review:

          (i) Significant changes in the Company's accounting policies and practices and significant judgments that may affect the financial results.

          (ii) The  nature  of  any  unusual  or   significant   commitments  or
               contingent liabilities together with the underlying assumptions and estimates of management.

          (iii)The  effect  of  changes  on   accounting   standards   that  may
               materially affect the Company's financial reporting practices.

          (iv) Litigation or other legal matters that could have a significant impact on the Company's financial results.

Oversight and Review of Charter.

The Committee shall review and monitor, as appropriate, the adequacy of this Charter, which shall be reviewed by the Committee on an annual basis. The Committee will recommend to the Board any modifications to this Charter, which the Committee deems appropriate, for approval by the Board.

                                  FORM OF PROXY

                           THERMO ELECTRON CORPORATION

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Richard F. Syron, Theo Melas-Kyriazi and Seth H. Hoogasian, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Thermo Electron Corporation held of record by the undersigned on April 1, 2002, at the Annual Meeting of the Stockholders to be held in the Auditorium of the Fleet Conference Center, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 15, 2002, at 3:30 p.m., and at any postponement or adjournment thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting.

     The Proxy will be voted as specified, or if no choice is specified, FOR the election of the nominees for director and as said proxies deem advisable on such other matters as may properly come before the meeting.


            (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                Please mark your
[ x ]           votes as in this
                example.

The Board of Directors recommends a vote FOR Proposal 1.

1.   ELECTION OF DIRECTORS OF THE COMPANY.

Nominees:       (01) John L.  LaMattina,  (02)  Michael E. Porter and
                (03) Richard F. Syron.

FOR ALL NOMINEES           [   ]

WITHHELD FROM ALL NOMINEES [   ]

[   ]_______________________________________
FOR, except vote withheld from nominee(s) as noted above:

2. In their discretion on such other matters as may properly come before the meeting.

     The shares represented by this Proxy will be voted "FOR" the proposal set forth above if no instruction to the contrary is indicated or if no instruction is given.

     Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE_________________

(This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)